Exhibit 4.10

Cooperation Agreement

Party A: Guangzhou Chuangren Software and Information Technology Services Co., Ltd.

Legal representative: Yang Tianying

Contact: Liang Xuanxuan    Tel: 13702944210

E-mail: liangxuanxuan@pcauto.com.cn

Contact address: Room 402, No.2 Building, No.115, Gaopu Road, Tianhe District, Guangzhou City

Party B: Beijing Baosheng Network Technology Co., Ltd.

Legal representative: Gong Sheng

Contact: Gong Sheng      Tel:18510092665

E-mail: gs@bsacme.com

Address: 5F East, Building 8, Xishanhui, Shijingshan District, Beijing

In accordance with the Civil Code of the People’s Republic of China and other relevant provisions, both parties hereby enter into the Agreement concerning the network information services entrusted by Party A to Party B through negotiation:

Article 1 Contract Object

Party A entrusts Party B to provide network information services for it, with Toutiao as the service media. The service lasts from February 1, 2024 to December 31, 2024.

Article 2 Rights and Obligations of Both Parties

1. Business policies (namely settlement discount) under the Agreement shall be subject to the supplementary agreement additionally signed by Party A and Party B.

2. Party A shall guarantee it is legally qualified and shall provide Party B with the necessary qualification, approval documents for its operation of business and other documents required the media. Party A guarantees that the relevant qualification documents presented or provided by Party A to Party B are true, legal, sufficient and valid.

3. Party A shall guarantee that its business does not violate the regulations of existing laws and regulations, and the service does not contain any content that endangers national security and is obscene, false, involving gambling, fraud, insult, slander, intimidation or other content that violates laws and regulations or social order and good customs.

4. Party A shall guarantee that Party B’s use of service contents, web links and download contents provided by Party A does not violate any laws and regulations and will not infringe any rights of a third party. Including but not be limited to the infringement of personal rights, copyrights, reputation rights, portrait rights and/or other intellectual property rights of a third party and will not make Party B or the media serving the content specified by Party A liable for any third party.

5. If a third party complains that the products or services corresponding to the content served by Party A are illegal, Party B shall be entitled to immediately remove or delete the relevant products or pages, and stop network information services for Party A. The losses caused thereby shall be borne by Party A. If Party B suffers claim from a third party or any administrative or judicial punishment as a result, Party A shall compensate Party B for direct economic losses. Party B reserves the right to terminate the Agreement at any time.

6. If Party B is fined by the media or suffers other losses as a result of Party A’s violation of media service policies, Party A shall bear the direct economic losses. Party A shall pay the corresponding amount to Party B within seven business days after Party B receives the media penalty notice.

7. Party B is entitled to review the information and services submitted by Party A and decide whether they can used for services according to media service policies. The review is just a formal review and does not represent Party B is liable for confirming or guaranteeing the authenticity and legitimacy of services. Moreover, Party B’s review will not alleviate

Party A’s guarantee responsibility for the authenticity and legitimacy of business qualifications, services etc. All responsibilities and consequences arising therefrom shall be borne solely by Party A.

Article 3 Fees and Payments

1. Information service fee under the Agreement shall be paid in advance, that is, Party A shall pay the fee to Party B in advance before Party B provides information services. Party B shall issue formal VAT special invoice to Party A according to Party A’s invoicing information within 20 days after receipt of the payment and the invoice content shall be *advertising service*advertising release fee. In case of special circumstances, such as Party B’s declaration of duty for goods, system upgrade and holidays, Party A must understand and agree that the invoicing time shall be postponed.

2. Party A shall confirm within 2 days after receiving Party B’s final statement (or statement). Any objection shall be raised in writing. If neither confirmation nor written objection is raised within the time limit, the final statement (or statement) shall be deemed to have been confirmed by Party A.

3. The above fees shall be settled in wire transfer and the account information designated by Party B is as follows:

Account name: Beijing Baosheng Network Technology Co., Ltd.

Account No.: 1101040160001302438

Bank of deposit: Bank of Hangzhou Co., Ltd. Beijing Shijingshan Wenchuang Branch

4. Party A and Party B confirm the settlement basis is background media service data. If Party A has any objection to the settlement data, Party B shall assist Party A in requesting the media company to give a reasonable explanation and the final data shall be subject to the data confirmed by the media company.

5. If Party A fails to consume the advance deposit in the account at the expiration of the term of the agreement, The unconsumed amount shall not be provided with the settlement discount stipulated in the agreement. After new service platform policies are introduced the next year, the settlement discount enjoyed by the unconsumed amount shall be additionally negotiated and confirmed by both parties.

6. Invoice

6.1 Party B shall issue VAT regular/special invoice based on the settlement amount confirmed by both parties [Invoice content: *advertising service*advertising release fee, including 6% tax point].

6.2 Party A shall provide invoicing information according to the following items:

Full name of the company: Guangzhou Chuangren Software and Information Technology Services Co., Ltd.

Taxpayer ID: 91440101MA9XY23TOT

Address and contact number: Room 402, No.2 Building, No.115, Gaopu Road, Tianhe District, Guangzhou City, 020-38178288

Opening bank: Guangzhou Linhe Road Sub-branch of China Merchants Bank Co., Ltd.

Account No.: 120919816010501

Invoice receiving and sending address: No.115, Gaopu Road, Tianhe District, Guangzhou City

Article 4 Breach Clause

1. Party A shall not enjoy the settlement discount/rebate policies (if any) agreed in the agreement during the period of overdue payment and Party B is entitled to stop services. For each day overdue payment, Party A shall pay Party B a liquidated damages equal to five thousandths of the overdue amount until the amount is paid in full. During the overdue payment, Party B is entitled to suspend the provision of services.

2. Party B has the right to unilaterally terminate the agreement in advance and investigate the liability of Party A for breach of contract if Party A defers its payment for more than 30 days.

3. If the network information services agreed by both parties are not performed at the agreed time due to Party B, Party B shall refund the amount of services that cannot be performed as agreed and Party B shall provide compensation services for Party A in accordance with the standards of “establishing one compensation measure for one mistake” and “for one omission”.

4. In terms of each network information service conducted in accordance with the service plan confirmed by Party A, if Party A unilaterally terminates the service without reasonable cause during the service period, Party A agrees to pay related expenses to Party B in accordance with performed information services and bear the direct economic losses caused to Party B resulting from the termination of services.

5. Party A shall be liable for solving any dispute arising out of Party A’s violation of guarantee obligations agreed in the Agreement. Where any direct economic losses are caused to Party B due to Party A’s breach of the above guarantee obligations, Party A shall bear all liabilities for damage. Furthermore, Party B is entitled to reserve the right to terminate the agreement at any time.

6. Where Party B is fined cash by the media due to Party A, Party A shall pay Party B’s losses in cash in one lump sum to the bank account designated by Party B within 3 days upon the receipt of Party B’s notice.

Article 5 Notification and Delivery

1. Unless otherwise agreed by the parties, the notices, documents, and materials sent by both parties to each other for the conclusion and performance of the Agreement shall be delivered by post or email. If it is delivered by post, it shall be deemed as served when delivered to the contact address of the other party; if it is delivered by email, it shall be deemed as served on the day when the email reaches the other party’s system. If one party changes the service information, it shall notify the other party in writing three business days in advance, and if any loss is caused by failure to notify, the party that fails to notify shall bear it itself. Delivery information of both parties is as follows:

Party A: Guangzhou Chuangren Software and Information Technology Services Co., Ltd.

Contact: Liang Xuanxuan

E-mail: liangxuanxuan@pcauto.com.cn

Tel: 13702944210

Contact address: Room 402, No.2 Building, No.115, Gaopu Road, Tianhe District, Guangzhou City

Party B: Beijing Baosheng Network Technology Co., Ltd.

Contact: Gong Sheng

E-mail: gs@bsacme.com

Tel: 18510092665

Address: 5F East, Building 8, Xishanhui, Shijingshan District, Beijing

2. Party A and Party B designate the above-mentioned contacts as their authorized representatives. The parties confirm that any service plans, customer qualification, service content, etc. related to the information service matters agreed under the Agreement shall be served to the other party by the authorized representatives of each party in the above-mentioned manner and shall be deemed to be the expression of the party’s true intention, subject to the terms of the Agreement.

Article 6 Miscellaneous

1. Where either party requests early termination of the Agreement for good cause, both parties shall settle the matter through negotiation and a written supplementary agreement shall be signed when necessary. The supplementary agreement has the equal legal effect with the Agreement. In case of inconsistency between the supplementary agreement and the Agreement, the supplementary agreement shall prevail. For matter uncovered in the supplementary agreement, the Agreement shall prevail.

2. Uncovered matters in the Agreement shall be settled by both parties through friendly negotiation. In case of any dispute arising within the Agreement, both parties shall settle it through negotiation. If the negotiation fails, both parties agree to submit the dispute to the people’s court where the plaintiff is located for settlement by litigation.

3. This agreement is made in duplicate, with each party holding one copy, both of which have the same legal effect.

(No text)

Party A: Guangzhou Chuangren Software and Information Technology Services Co., Ltd.

Authorized representative:	(Signature or seal)

Date: February 1, 2024

Party B: Beijing Baosheng Network Technology Co., Ltd.

Authorized representative:	(Signature or seal)

Date: February 1, 2024

Supplementary Agreement

Party A: Guangzhou Chuangren Software and Information Technology Services Co., Ltd.

Contact: Liang Xuanxuan  Tel: 13702944210

Address: Room 402, No.2 Building, No.115, Gaopu Road, Tianhe District, Guangzhou City

WeChat:                                                             E-mail: liangxuanxuan@pcauto.com.cn

Party B: Beijing Baosheng Network Technology Co., Ltd.

Contact: Gong Sheng  Tel: 18510092665

Address: 5F East, Building 8, Xishanhui, Shijingshan District, Beijing

WeChat:                                                             E-mail: gs@bsacme.com

Whereas, Party A and Party B signed Cooperation Agreement on February 1, 2024 (hereinafter referred to as “Original Agreement”). Through friendly negotiation, both parties have reached the following supplementary agreement on the matters related to Toutiao media policies (hereinafter referred to as the “Supplementary Agreement”).

1. Business polices in 2024 Party B shall give Party A a 1.5% return discount policy at the principle of immediate return once recharge based on the total prepaid recharge amount (media amount) of Party A. The policy is returning goods. Example: If Party A recharge CNY 100 in cash, the actual amount received by the account is CNY 101.5. In case of changes in media policies, specific business policies shall be subject to those that Party B notifies Party A newly.

2. Matters not agreed in the supplementary agreement shall be subject to the original agreement; Matters agreed in the supplementary agreement shall be subject to the supplementary agreement.

3. The Agreement comes into effect since signed and sealed by both parties. This agreement is made in duplicate, with each party holding one copy, both of which have the same legal effect.

(No text)

Party A (seal): Guangzhou Chuangren Software	Party B (seal): Beijing Baosheng Network
and Information Technology Services Co., Ltd.	Technology Co., Ltd.

Date: February 1, 2024	Date: February 1, 2024